Filed Pursuant to Rule 424(b)(2)
SEC File No. 333-237052

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
1.571% Notes due 2023	$2,750,000,000	100.000%	$2,750,000,000	$356,950.00
2.992% Notes due 2025	$1,250,000,000	105.302%	$1,316,275,000	$170,852.50
2.610% Notes due 2030	$2,000,000,000	100.000%	$2,000,000,000	$259,600.00
4.227% Notes due 2040	$750,000,000	112.417%	$843,127,500	$109,437.95
3.452% Notes due 2051	$2,750,000,000	100.000%	$2,750,000,000	$356,950.00

(1)    Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. The total registration fee due for this offering is $1,253,790.45.

Prospectus supplement

(To prospectus dated March 10, 2020)

$9,500,000,000

Exxon Mobil Corporation

$2,750,000,000 1.571% Notes due 2023

$1,250,000,000 2.992% Notes due 2025

$2,000,000,000 2.610% Notes due 2030

$750,000,000 4.227% Notes due 2040

$2,750,000,000 3.452% Notes due 2051

Each of the 1.571% Notes due 2023 (the “2023 Fixed Rate Notes”), the 2.992% Notes due 2025 (the “2025 Fixed Rate Notes”), the 2.610% Notes due 2030 (the “2030 Fixed Rate Notes”), the 4.227% Notes due 2040 (the “2040 Fixed Rate Notes”) and the 3.452% Notes due 2051 (the “2051 Fixed Rate Notes” and, together with the 2023 Fixed Rate Notes, the 2025 Fixed Rate Notes, the 2030 Fixed Rate Notes and the 2040 Fixed Rate Notes, the “Notes”) is an issue of the debt securities described in the accompanying prospectus.

The 2025 Fixed Rate Notes offered hereby constitute a further issuance of the 2.992% Notes due 2025, of which $1,500,000,000 aggregate principal amount was issued on March 19, 2020 (the “Existing 2025 Notes”) and the 2040 Fixed Rate Notes offered hereby constitute a further issuance of the 4.227% Notes due 2040, of which $1,250,000,000 aggregate principal amount was issued on March 19, 2020 (the “Existing 2040 Notes” and, together with the Existing 2025 Notes, the “Existing Notes”). The 2025 Fixed Rate Notes and the 2040 Fixed Rate Notes offered hereby are collectively referred to herein as the “Additional Notes.” The Additional Notes of each series will form a single series with, and have the same terms (other than the initial offering price and the issue date) as, the corresponding series of Existing Notes. Upon settlement, the Additional Notes of each series will have the same CUSIP number and will trade interchangeably with the corresponding series of Existing Notes. We expect the Additional Notes of each series and the corresponding series of Existing Notes to be fungible for U.S. federal income tax purposes. Immediately after giving effect to the issuance of the Notes offered hereby, we will have $2,750,000,000 aggregate principal amount of 2.992% Notes due 2025 outstanding and $2,000,000,000 aggregate principal amount of 4.227% Notes due 2040 outstanding.

Interest on the 2023 Fixed Rate Notes, the 2030 Fixed Rate Notes and the 2051 Fixed Rate Notes is payable semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2020. Interest on the Additional Notes of each series is payable semi-annually in arrears on March 19 and September 19 of each year, commencing on September 19, 2020. The interest payment to be made with respect to the Additional Notes of each series on September 19, 2020 will include interest deemed to have accrued from and including March 19, 2020 to, but excluding, the settlement date of the Additional Notes of each series. Such accrued interest must be paid by the purchasers of the Additional Notes of each series.

The 2023 Fixed Rate Notes mature on April 15, 2023, the 2025 Fixed Rate Notes mature on March 19, 2025, the 2030 Fixed Rate Notes mature on October 15, 2030, the 2040 Fixed Rate Notes mature on March 19, 2040 and the 2051 Fixed Rate Notes mature on April 15, 2051.

We may redeem any or all of the Notes of each series at any time and from time to time at the redemption prices described under the headings “Description of Notes—Optional redemption of the 2023 Fixed Rate Notes,” “Description of Notes—Optional redemption of the 2025 Fixed Rate Notes,” “Description of Notes—Optional redemption of the 2030 Fixed Rate Notes,” “Description of Notes—Optional redemption of the 2040 Fixed Rate Notes” and “Description of Notes—Optional redemption of the 2051 Fixed Rate Notes.”

Investing in the Notes involves certain risks. See “Risk Factors” on page S-8.

The Notes will be our general unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated debt from time to time outstanding.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public (1)(2)	Underwriting Discounts and Commissions	Proceeds, Before Expenses, to Us (2)
Per 2023 Fixed Rate Note	100.000%	0.100%	99.900%
Total	$2,750,000,000	$2,750,000	$2,747,250,000
Per 2025 Fixed Rate Note	105.302%	0.120%	105.182%
Total	$1,316,275,000	$1,500,000	$1,314,775,000
Per 2030 Fixed Rate Note	100.000%	0.200%	99.800%
Total	$2,000,000,000	$4,000,000	$1,996,000,000
Per 2040 Fixed Rate Note	112.417%	0.300%	112.117%
Total	$843,127,500	$2,250,000	$840,877,500
Per 2051 Fixed Rate Note	100.000%	0.425%	99.575%
Total	$2,750,000,000	$11,687,500	$2,738,312,500

(1)	Plus accrued interest, if any, from April 15, 2020 in the case of the 2023 Fixed Rate Notes, the 2030 Fixed Rate Notes and the 2051 Fixed Rate Notes.

(2)

Plus interest deemed to have accrued from March 19, 2020 to, but excluding, the settlement date in the case of the Additional Notes of each series, totaling $2,701,111.11 in the case of the 2025 Fixed Rate Notes and $2,289,625.00 in the case of the 2040 Fixed Rate Notes. Such accrued interest must be paid by the purchasers of the Additional Notes of each series.

The Notes will not be listed on any securities exchange. Currently, there is no public market for the 2023 Fixed Rate Notes, the 2030 Fixed Rate Notes or the 2051 Fixed Rate Notes. We have been advised by certain of the underwriters that they currently make a market in the Existing Notes of each series, and the underwriters currently intend to make a market in the Notes of each series. However, they are not obligated to do so and they may discontinue market making activities at any time without notice. See “Underwriting.”

We expect that delivery of the Notes will be made to investors in book-entry form through the facilities of The Depository Trust Company and its participants, including Clearstream Banking S.A. and Euroclear Bank SA/NV, as operator of the Euroclear System, on or about April 15, 2020.

Joint Book-Running Managers

BofA Securities	Citigroup	J.P. Morgan

Barclays	HSBC	Morgan Stanley

Co-Managers

BNP PARIBAS	Deutsche Bank Securities	Mizuho Securities	SOCIETE GENERALE	Standard Chartered Bank	Wells Fargo Securities

Banca IMI	Credit Agricole CIB	Goldman Sachs & Co. LLC	Loop Capital Markets	RBC Capital Markets	Santander	Scotiabank	Siebert Williams Shank	SMBC Nikko	Standard Bank	US Bancorp

April 13, 2020

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus supplement or that the information contained or incorporated by reference in the accompanying prospectus is accurate as of any date other than the date on the front cover of such document. We and the underwriters are offering to sell the Notes only in places where offers and sales are permitted.

The terms “ExxonMobil,” “the Company,” “we,” “us” and “our” refer to Exxon Mobil Corporation and its subsidiaries, unless otherwise stated or the context otherwise requires. However, in the “Description of Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus, references to “the Company,” “we,” “us” and “our” are to Exxon Mobil Corporation only and not to any of its subsidiaries.

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the Notes offered. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. This prospectus supplement and the accompanying prospectus also incorporate by reference certain documents that are described under “Where You Can Find More Information and Incorporation by Reference.” If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any Notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information and Incorporation by Reference” in this prospectus supplement.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

Statements related to outlooks, projections, goals, targets, descriptions of strategic plans and objectives, and other statements of future events or conditions are forward-looking statements. Actual future results, including business and project plans, capacities, costs, and timing; capital spending; proceeds from asset sales; resource recoveries and production rates; asset carrying values; proved reserves; financing sources; the resolution of contingencies and uncertain tax positions; and the impact of new technologies, including to increase capital efficiency and production and to reduce greenhouse gas emissions, could differ materially due to a number of factors. These include global or regional changes in supply and demand for oil, gas, petrochemicals, feedstocks and other market conditions that impact prices and differentials; reservoir performance; the outcome of exploration projects and timely completion of development and construction projects; the impact of fiscal and commercial terms and the outcome of commercial negotiations or acquisitions; changes in law, taxes, or regulation, including environmental regulations, and timely granting of governmental permits; war, trade agreements, shipping blockades or harassment, and other political, public health or security disturbances; opportunities for and regulatory approval of potential investments or divestments; the actions of competitors; the capture of efficiencies between business lines; unforeseen technical or operating difficulties; unexpected technological developments; the ability to bring new technologies to commercial scale on a cost-competitive basis, including large-scale hydraulic fracturing projects; general economic conditions including the occurrence and duration of economic recessions; the results of research programs; and other factors discussed in Item 1A of ExxonMobil’s 2019 Form 10-K. We assume no duty to update these statements as of any future date.

SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in the Notes. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference. See “Risk Factors.”

The Company

Exxon Mobil Corporation was incorporated in the State of New Jersey in 1882. Divisions and affiliated companies of ExxonMobil operate or market products in the United States and most other countries of the world. Their principal business involves exploration for, and production of, crude oil and natural gas and manufacture, trade, transport and sale of crude oil, natural gas, petroleum products, petrochemicals and a wide variety of specialty products. Affiliates of ExxonMobil conduct extensive research programs in support of these businesses.

Our principal offices are located at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298, and our telephone number is (972) 940-6000. We maintain a website at exxonmobil.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	Exxon Mobil Corporation

Securities	$2,750,000,000 aggregate principal amount of 1.571% Notes due 2023

$1,250,000,000 aggregate principal amount of 2.992% Notes due 2025

$2,000,000,000 aggregate principal amount of 2.610% Notes due 2030

$750,000,000 aggregate principal amount of 4.227% Notes due 2040

$2,750,000,000 aggregate principal amount of 3.452% Notes due 2051

Maturity Date	April 15, 2023, in the case of the 2023 Fixed Rate Notes

March 19, 2025, in the case of the 2025 Fixed Rate Notes

October 15, 2030, in the case of the 2030 Fixed Rate Notes

March 19, 2040, in the case of the 2040 Fixed Rate Notes

April 15, 2051, in the case of the 2051 Fixed Rate Notes

Interest rate	1.571% per annum, in the case of the 2023 Fixed Rate Notes

2.992% per annum, in the case of the 2025 Fixed Rate Notes

2.610% per annum, in the case of the 2030 Fixed Rate Notes

4.227% per annum, in the case of the 2040 Fixed Rate Notes

3.452% per annum, in the case of the 2051 Fixed Rate Notes

Interest payment dates	Interest on the 2023 Fixed Rate Notes, the 2030 Fixed Rate Notes and the 2051 Fixed Rate Notes will accrue from April 15, 2020 and will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2020.

Interest on the Additional Notes of each series will accrue from March 19, 2020 and will be payable semi-annually in arrears on March 19 and September 19 of each year, beginning on September 19, 2020. The interest payment to be made with respect to the Additional Notes of each series on September 19, 2020 will include interest deemed to have accrued from and including March 19, 2020 to, but excluding, the settlement date of the Additional Notes of each series. Such accrued interest must be paid by the purchasers of the Additional Notes of each series.

Record dates	Interest on the 2023 Fixed Rate Notes, the 2030 Fixed Rate Notes and 2051 Fixed Rate Notes will be paid to holders of record at the close of business on each April 1 and October 1 immediately preceding each interest payment date.

Interest on the Additional Notes of each series will be paid to holders of record at the close of business on each March 4 and September 4 immediately preceding each interest payment date.

Ranking	The Notes of each series will be our general unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated debt from time to time outstanding.

No prior market	The 2023 Fixed Rate Notes, the 2030 Fixed Rate Notes and the 2051 Fixed Rate Notes are new securities and there is currently no established trading market for the Notes of such series. We have been advised by certain of the underwriters that they currently make a market in the Existing Notes of each series. We do not intend to apply for listing of the Notes on any securities exchange. Although the underwriters have informed us that they intend to make a market in the Notes, they are not obligated to do so and they may discontinue market making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the Notes will develop or be maintained. See “Underwriting.”

Optional redemption of the 2023 Fixed Rate Notes	We may redeem any or all of the 2023 Fixed Rate Notes at our option at any time prior to maturity, at a redemption price equal to the greater of:

•	100% of the principal amount of the 2023 Fixed Rate Notes being redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to their present value as of such date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein), plus 20 basis points.

We will also pay the accrued and unpaid interest on the 2023 Fixed Rate Notes to the redemption date. See “Description of Notes—Optional redemption of the 2023 Fixed Rate Notes.”

Optional redemption of the 2025 Fixed Rate Notes	We may redeem any or all of the 2025 Fixed Rate Notes at our option at any time prior to February 19, 2025 (one month before maturity), at a redemption price equal to the greater of:

•	100% of the principal amount of the 2025 Fixed Rate Notes being redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to their present value as of such date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 35 basis points.

We may redeem any or all of the 2025 Fixed Rate Notes on or after February 19, 2025 (one month before maturity), at a redemption price equal to 100% of the principal amount of the 2025 Fixed Rate Notes being redeemed on the redemption date. We will also pay the accrued and unpaid interest on the 2025 Fixed Rate Notes to the redemption date. See “Description of Notes—Optional redemption of the 2025 Fixed Rate Notes.”

Optional redemption of the 2030 Fixed Rate Notes	We may redeem any or all of the 2030 Fixed Rate Notes at our option at any time prior to July 15, 2030 (three months before maturity), at a redemption price equal to the greater of:

•	100% of the principal amount of the 2030 Fixed Rate Notes being redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to their present value as of such date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 30 basis points.

We may redeem any or all of the 2030 Fixed Rate Notes on or after July 15, 2030 (three months before maturity), at a redemption price equal to 100% of the principal amount of the 2030 Fixed Rate Notes being redeemed on the redemption date. We will also pay the accrued and unpaid interest on the 2030 Fixed Rate Notes to the redemption date. See “Description of Notes—Optional redemption of the 2030 Fixed Rate Notes.”

Optional redemption of the 2040 Fixed Rate Notes	We may redeem any or all of the 2040 Fixed Rate Notes at our option at any time prior to September 19, 2039 (six months before maturity), at a redemption price equal to the greater of:

•	100% of the principal amount of the 2040 Fixed Rate Notes being redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to their present value as of such date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 40 basis points.

We may redeem any or all of the 2040 Fixed Rate Notes on or after September 19, 2039 (six months before maturity), at a redemption price equal to 100% of the principal amount of the 2040 Fixed Rate Notes being redeemed on the redemption date. We will also pay the accrued and unpaid interest on the 2040 Fixed Rate Notes to the redemption date. See “Description of Notes—Optional redemption of the 2040 Fixed Rate Notes.”

Optional redemption of the 2051 Fixed Rate Notes	We may redeem any or all of the 2051 Fixed Rate Notes at our option at any time prior to October 15, 2050 (six months before maturity), at a redemption price equal to the greater of:

•	100% of the principal amount of the 2051 Fixed Rate Notes being redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to their present value as of such date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 35 basis points.

We may redeem any or all of the 2051 Fixed Rate Notes on or after October 15, 2050 (six months before maturity), at a redemption price equal to 100% of the principal amount of the 2051 Fixed Rate Notes being redeemed on the redemption date. We will also pay the accrued and unpaid interest on the 2051 Fixed Rate Notes to the redemption date. See “Description of Notes—Optional redemption of the 2051 Fixed Rate Notes.”

Further issuances	We may from time to time, without notice to or the consent of the holders of a series of the Notes, create and issue additional debt securities having the same terms (except for the issue date, the public offering price and the first interest payment date) and ranking equally and ratably with such series of the Notes, in all respects, as described under “Description of Notes—General terms of the Notes.”

Denomination and form	We will issue the Notes of each series in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except in the limited circumstances described in the accompanying prospectus, owners of beneficial interests in the Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive Notes in definitive form and will not be considered holders of Notes under the indenture. The Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Trustee	Deutsche Bank Trust Company Americas

Governing law	State of New York

RISK FACTORS

Investing in the Notes involves risks. You should carefully consider all the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein before deciding to invest in the Notes. In particular, we urge you to consider carefully the risk factors set forth under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 incorporated by reference into this prospectus supplement and the accompanying prospectus.

The risk factors that are incorporated by reference into this prospectus supplement and the accompanying prospectus, including those risk factors in respect of commodity supply and demand and public health, encompass, among other things, current market conditions of production oversupply as well as demand reduction due to the COVID-19 pandemic which has led to a significant decrease in commodity prices. Our future business results, including cash flows and financing needs, will be affected by the extent and duration of these conditions and the effectiveness of responsive actions that we and others take, including our actions to reduce capital and operating expenses and government actions to address the COVID-19 pandemic, as well as any resulting impact on national and global economies and markets. At this time, it is difficult to predict the timing of any resolution of the current supply imbalances and the ultimate impact of COVID-19, and we continue to monitor market developments and evaluate the impacts of decreased demand on our production levels, as well as impacts on project development and future production.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the Notes will be approximately $9,625 million (excluding accrued interest paid by the purchasers of the Additional Notes), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from the sale of the Notes for general corporate purposes, including, but not limited to, refinancing a portion of our existing commercial paper borrowings, funding for working capital, acquisitions, capital expenditures and other business opportunities. As of March 31, 2020, our commercial paper bore interest at an average rate of 1.7591% per annum and was incurred to finance working capital needs. We may temporarily invest funds that are not immediately needed for these purposes in short-term investments, including, but not limited to, marketable securities.

CAPITALIZATION

The following table sets forth a summary of our consolidated cash and cash equivalents and capitalization on an actual, pro forma and pro forma as adjusted basis as of December 31, 2019. Our consolidated cash and cash equivalents and capitalization, pro forma, gives effect to our issuance of $1,500,000,000 aggregate principal amount of 2.992% Notes due 2025, $1,000,000,000 aggregate principal amount of 3.294% Notes due 2027, $2,000,000,000 aggregate principal amount of 3.482% Notes due 2030, $1,250,000,000 aggregate principal amount of 4.227% Notes due 2040 and $2,750,000,000 aggregate principal amount of 4.327% Notes due 2050 on March 19, 2020, but not the application of the net proceeds thereof. Our consolidated cash and cash equivalents and capitalization, pro forma as adjusted, also gives effect to the issuance of the Notes offered by this prospectus supplement, but not the application of the net proceeds thereof. See “Use of Proceeds.” This table should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, in each case incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of December 31, 2019
	(Dollars in millions)
	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents (1)	$3,089	$11,555	$21,185

Portion of long-term debt due within one year	1,701	1,701	1,701

Long-term debt (excluding the Notes offered hereby) (2)	26,342	34,808	34,808
Notes offered hereby (2)	—	—	9,625

Total long-term debt (2)	26,342	34,808	44,433

Total Exxon Mobil Corporation shareholders’ equity	198,938	198,938	198,938

Total capitalization	$225,280	$233,746	$243,371

(1)	Includes accrued interest of approximately $5 million paid by the purchasers of the Additional Notes.
(2)	Amounts are shown net of estimated debt issuance costs and accrued interest paid by the purchasers of the Additional Notes (where applicable).

In addition, as of December 31, 2019, we had $18.6 billion of commercial paper outstanding. To provide additional liquidity and flexibility in the current market environment, we increased cash balances to more than $10 billion as of March 31, 2020, and had approximately $24 billion of commercial paper outstanding as of such date. On March 17, 2020, Exxon Mobil Corporation established a short-term revolving credit facility to provide an additional $7.0 billion of borrowing capacity that supplements its existing $7.5 billion short-term revolving credit facility. We have not drawn funds under either of these credit facilities.

DESCRIPTION OF NOTES

The Notes will be issued under an indenture, dated as of March 20, 2014, between ExxonMobil and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), and (x) in the case of the 2023 Fixed Rate Notes, the 2030 Fixed Rate Notes and the 2051 Fixed Rate Notes, as supplemented by an officer’s certificate of certain authorized officers of ExxonMobil setting forth the final terms of the Notes of such series to be dated as of the settlement date and (y) in the case of the Additional Notes of each series, as supplemented by the officer’s certificate of certain authorized officers of ExxonMobil setting forth the final terms of the Existing Notes of each series dated as of March 19, 2020 (together, the “Indenture”).

The following description of the particular terms of the Notes of each series offered by this prospectus supplement augments, and, to the extent inconsistent, replaces the description of the general terms and provisions of the debt securities under “Description of Debt Securities” in the accompanying prospectus. The following discussion summarizes selected provisions of the Indenture. Because this is only a summary, it is not complete and does not describe every aspect of the Notes and the Indenture. Whenever there is a reference to defined terms of the Indenture, the statement is qualified in its entirety to such ascribed definition.

A copy of the Indenture can be obtained by following the instructions under the heading “Where You Can Find More Information and Incorporation by Reference.” You should read the Indenture for provisions that may be important to you but which are not included in this summary.

General terms of the Notes

The 2023 Fixed Rate Notes will mature on April 15, 2023 at 100% of their principal amount, the 2025 Fixed Rate Notes will mature on March 19, 2025 at 100% of their principal amount, the 2030 Fixed Rate Notes will mature on October 15, 2030 at 100% of their principal amount, the 2040 Fixed Rate Notes will mature on March 19, 2040 at 100% of their principal amount and the 2051 Fixed Rate Notes will mature on April 15, 2051 at 100% of their principal amount. The Notes will be our general unsecured and unsubordinated obligations and will rank on parity with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The Notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. See Note 6, Additional Working Capital Information and Note 14, Long-Term Debt to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 incorporated by reference herein for additional detail about our debt and financing arrangements.

The 2025 Fixed Rate Notes offered hereby constitute a further issuance of the 2.992% Notes due 2025, of which $1,500,000,000 aggregate principal amount was issued on March 19, 2020 and the 2040 Fixed Rate Notes offered hereby constitute a further issuance of the 4.227% Notes due 2040, of which $1,250,000,000 aggregate principal amount was issued on March 19, 2020. The Additional Notes of each series will form a single series with, and have the same terms (other than the initial offering price and the issue date) as, the corresponding series of Existing Notes. Upon settlement, the Additional Notes of each series will have the same CUSIP number and will trade interchangeably with the corresponding series of Existing Notes. Immediately after giving effect to the issuance of the Notes offered hereby, we will have $2,750,000,000 aggregate principal amount of 2.992% Notes due 2025 outstanding and $2,000,000,000 aggregate principal amount of 4.227% Notes due 2040 outstanding.

The Indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue under the Indenture and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series. The 2023 Fixed Rate Notes, the 2030 Fixed Rate Notes and the 2051 Fixed Rate Notes will each constitute a separate series of securities under the Indenture, the 2025 Fixed Rate Notes will constitute additional notes of the same series as the Existing 2025 Notes under the Indenture and the 2040 Fixed Rate Notes will constitute additional notes of the same series as the Existing 2040 Notes under the Indenture.

We may from time to time, without giving notice to or seeking the consent of the holders of a series of the Notes, issue securities having the same ranking and the same interest rate, maturity and other terms as such series of the Notes other than issue date, issue price and the payment of interest accruing prior to the issue date of the additional securities, provided that if such additional securities are not fungible with the then-outstanding Notes for U.S. federal income tax purposes, the additional securities shall have a separate CUSIP number. Any additional securities having such similar terms, together with the relevant series of the Notes, will constitute a single series of securities under the Indenture. The provisions of the Indenture relating to defeasance and discharge will apply to the Notes.

Any payment otherwise required to be made in respect of the Notes on a date that is not a business day for the Notes may be made on the next succeeding business day with the same force and effect as if made on that date. No additional interest shall accrue as a result of a delayed payment. A “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City (or other place of payment of the principal of and interest on the Notes as specified pursuant to the Indenture) are authorized or obligated by law or executive order to close. Principal and interest will be payable, and the Notes will be transferable or exchangeable, at the office or offices or agency maintained by us for this purpose, which will initially be the corporate trust office of the Trustee in New York City.

The Notes will be issued only in fully registered form without coupons in denominations of $2,000 and any integral multiples of $1,000 in excess thereof. No service charge will be made for any transfer or exchange of the Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. The Notes of each series will be represented by one or more global securities registered in the name of a nominee of DTC. The Notes will be available only in book entry form. See “Forms of Debt Securities—Registered global securities” in the accompanying prospectus.

We will initially appoint the Trustee at its corporate trust office as a paying agent, transfer agent and registrar for the Notes. We will cause each transfer agent to act as a co-registrar and will cause to be kept at the office of the registrar a register in which, subject to such reasonable regulations as we may prescribe, we will provide for the registration of the Notes and registration of transfers of the Notes. We may vary or terminate the appointment of any paying agent or transfer agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts. We will provide you with notice of any resignation, termination or appointment of the Trustee or any paying agent or transfer agent, and of any change in the office through which any such agent will act.

Interest on the Notes

The 2023 Fixed Rate Notes will bear interest at the rate per annum of 1.571%, the 2030 Fixed Rate Notes will bear interest at the rate per annum of 2.610% and the 2051 Fixed Rate Notes will bear interest at the rate per annum of 3.452%, each from April 15, 2020 and in each case payable semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2020, to the persons in whose names such Notes were registered at the close of business on the immediately preceding April 1 and October 1, respectively (whether or not a business day).

The 2025 Fixed Rate Notes will bear interest at the rate per annum of 2.992% and the 2040 Fixed Rate Notes will bear interest at the rate per annum of 4.227%, each from March 19, 2020 and in each case payable semi-annually in arrears on March 19 and September 19 of each year, commencing on September 19, 2020, to the persons in whose names such Fixed Rate Notes were registered at the close of business on the immediately preceding March 4 and September 4, respectively (whether or not a business day). The interest payment to be made with respect to the Additional Notes of each series on September 19, 2020 will include interest deemed to have accrued from and including March 19, 2020 to, but excluding, the settlement date of the Additional Notes of each series. Such accrued interest must be paid by the purchasers of the Additional Notes of each series.

Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional redemption of the 2023 Fixed Rate Notes

Any or all of the 2023 Fixed Rate Notes may be redeemed at our option at any time prior to maturity at a redemption price equal to the greater of the following amounts:

•	100% of the principal amount of the 2023 Fixed Rate Notes being redeemed on the redemption date; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the 2023 Fixed Rate Notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to their present value as of such redemption date on a semi-annual basis at the Treasury Rate, as determined by the Reference Treasury Dealer, plus 20 basis points;

plus, in each case, accrued and unpaid interest on the 2023 Fixed Rate Notes to the redemption date.

Notwithstanding the foregoing, installments of interest on the 2023 Fixed Rate Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

We will send notice of any redemption at least 10 days but not more than 60 days before the redemption date to each registered holder of the 2023 Fixed Rate Notes to be redeemed. Once notice of redemption is sent, the 2023 Fixed Rate Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date, subject to any conditions precedent specified in such notice.

On and after the redemption date, interest will cease to accrue on the 2023 Fixed Rate Notes or any portion of the 2023 Fixed Rate Notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent or the Trustee money sufficient to pay the redemption price of and accrued interest on the 2023 Fixed Rate Notes to be redeemed on that date. If less than all of the 2023 Fixed Rate Notes are to be redeemed, the 2023 Fixed Rate Notes to be redeemed shall be selected by the Trustee pro rata, by lot, or by such other method the Trustee deems to be fair and appropriate, in each case in accordance with the applicable procedures of DTC. The 2023 Fixed Rate Notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

Optional redemption of the 2025 Fixed Rate Notes

Any or all of the 2025 Fixed Rate Notes may be redeemed at our option at any time prior to February 19, 2025 (one month before maturity) at a redemption price equal to the greater of the following amounts:

•	100% of the principal amount of the 2025 Fixed Rate Notes being redeemed on the redemption date; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the 2025 Fixed Rate Notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to their present value as of such redemption date on a semi-annual basis at the Treasury Rate, as determined by the Reference Treasury Dealer, plus 35 basis points;

plus, in each case, accrued and unpaid interest on the 2025 Fixed Rate Notes to the redemption date.

Any or all of the 2025 Fixed Rate Notes may be redeemed on or after February 19, 2025 (one month before maturity), at a redemption price equal to 100% of the principal amount of the 2025 Fixed Rate Notes being redeemed on the redemption date plus, in each case, accrued and unpaid interest on the 2025 Fixed Rate Notes to the redemption date.

Notwithstanding the foregoing, installments of interest on the 2025 Fixed Rate Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

We will send notice of any redemption at least 10 days but not more than 60 days before the redemption date to each registered holder of the 2025 Fixed Rate Notes to be redeemed. Once notice of redemption is sent, the 2025 Fixed Rate Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date, subject to any conditions precedent specified in such notice.

On and after the redemption date, interest will cease to accrue on the 2025 Fixed Rate Notes or any portion of the 2025 Fixed Rate Notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent or the Trustee money sufficient to pay the redemption price of and accrued interest on the 2025 Fixed Rate Notes to be redeemed on that date. If less than all of the 2025 Fixed Rate Notes are to be redeemed, the 2025 Fixed Rate Notes to be redeemed shall be selected by the Trustee pro rata, by lot, or by such other method the Trustee deems to be fair and appropriate, in each case in accordance with the applicable procedures of DTC. The 2025 Fixed Rate Notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

Optional redemption of the 2030 Fixed Rate Notes

Any or all of the 2030 Fixed Rate Notes may be redeemed at our option at any time prior to July 15, 2030 (three months before maturity) at a redemption price equal to the greater of the following amounts:

•	100% of the principal amount of the 2030 Fixed Rate Notes being redeemed on the redemption date; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the 2030 Fixed Rate Notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to their present value as of such redemption date on a semi-annual basis at the Treasury Rate, as determined by the Reference Treasury Dealer, plus 30 basis points;

plus, in each case, accrued and unpaid interest on the 2030 Fixed Rate Notes to the redemption date.

Any or all of the 2030 Fixed Rate Notes may be redeemed on or after July 15, 2030 (three months before maturity), at a redemption price equal to 100% of the principal amount of the 2030 Fixed Rate Notes being redeemed on the redemption date plus, in each case, accrued and unpaid interest on the 2030 Fixed Rate Notes to the redemption date.

Notwithstanding the foregoing, installments of interest on the 2030 Fixed Rate Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

We will send notice of any redemption at least 10 days but not more than 60 days before the redemption date to each registered holder of the 2030 Fixed Rate Notes to be redeemed. Once notice of redemption is sent, the 2030 Fixed Rate Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date, subject to any conditions precedent specified in such notice.

On and after the redemption date, interest will cease to accrue on the 2030 Fixed Rate Notes or any portion of the 2030 Fixed Rate Notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent or the Trustee money sufficient to pay the redemption price of and accrued interest on the 2030 Fixed Rate Notes to be redeemed on that date. If less than all of the 2030 Fixed Rate Notes are to be redeemed, the 2030 Fixed Rate Notes to be redeemed shall be selected by the Trustee pro rata, by lot, or by such other method the Trustee deems to be fair and appropriate, in each case in accordance with the applicable procedures of DTC. The 2030 Fixed Rate Notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

Optional redemption of the 2040 Fixed Rate Notes

Any or all of the 2040 Fixed Rate Notes may be redeemed at our option at any time prior to September 19, 2039 (six months before maturity) at a redemption price equal to the greater of the following amounts:

•	100% of the principal amount of the 2040 Fixed Rate Notes being redeemed on the redemption date; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the 2040 Fixed Rate Notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to their present value as of such redemption date on a semi-annual basis at the Treasury Rate, as determined by the Reference Treasury Dealer, plus 40 basis points;

plus, in each case, accrued and unpaid interest on the 2040 Fixed Rate Notes to the redemption date.

Any or all of the 2040 Fixed Rate Notes may be redeemed on or after September 19, 2039 (six months before maturity), at a redemption price equal to 100% of the principal amount of the 2040 Fixed Rate Notes being redeemed on the redemption date plus, in each case, accrued and unpaid interest on the 2040 Fixed Rate Notes to the redemption date.

Notwithstanding the foregoing, installments of interest on the 2040 Fixed Rate Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

We will send notice of any redemption at least 10 days but not more than 60 days before the redemption date to each registered holder of the 2040 Fixed Rate Notes to be redeemed. Once notice of redemption is sent, the 2040 Fixed Rate Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date, subject to any conditions precedent specified in such notice.

On and after the redemption date, interest will cease to accrue on the 2040 Fixed Rate Notes or any portion of the 2040 Fixed Rate Notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent or the Trustee money sufficient to pay the redemption price of and accrued interest on the 2040 Fixed Rate Notes to be redeemed on that date. If less than all of the 2040 Fixed Rate Notes are to be redeemed, the 2040 Fixed Rate Notes to be redeemed shall be selected by the Trustee pro rata, by lot, or by such other method the Trustee deems to be fair and appropriate, in each case in accordance with the applicable procedures of DTC. The 2040 Fixed Rate Notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

Optional redemption of the 2051 Fixed Rate Notes

Any or all of the 2051 Fixed Rate Notes may be redeemed at our option at any time prior to October 15, 2050 (six months before maturity) at a redemption price equal to the greater of the following amounts:

•	100% of the principal amount of the 2051 Fixed Rate Notes being redeemed on the redemption date; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the 2051 Fixed Rate Notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to their present value as of such redemption date on a semi-annual basis at the Treasury Rate, as determined by the Reference Treasury Dealer, plus 35 basis points;

plus, in each case, accrued and unpaid interest on the 2051 Fixed Rate Notes to the redemption date.

Any or all of the 2051 Fixed Rate Notes may be redeemed on or after October 15, 2050 (six months before maturity), at a redemption price equal to 100% of the principal amount of the 2051 Fixed Rate Notes being redeemed on the redemption date plus, in each case, accrued and unpaid interest on the 2051 Fixed Rate Notes to the redemption date.

Notwithstanding the foregoing, installments of interest on the 2051 Fixed Rate Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

We will send notice of any redemption at least 10 days but not more than 60 days before the redemption date to each registered holder of the 2051 Fixed Rate Notes to be redeemed. Once notice of redemption is sent, the 2051 Fixed Rate Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date, subject to any conditions precedent specified in such notice.

On and after the redemption date, interest will cease to accrue on the 2051 Fixed Rate Notes or any portion of the 2051 Fixed Rate Notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent or the Trustee money sufficient to pay the redemption price of and accrued interest on the 2051 Fixed Rate Notes to be redeemed on that date. If less than all of the 2051 Fixed Rate Notes are to be redeemed, the 2051 Fixed Rate Notes to be redeemed shall be selected by the Trustee pro rata, by lot, or by such other method the Trustee deems to be fair and appropriate, in each case in accordance with the applicable procedures of DTC. The 2051 Fixed Rate Notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

Definitions related to optional redemptions of the Notes

“Comparable Treasury Issue” means the United States Treasury security having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Reference Treasury Dealer” means (i) each of BofA Securities, Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC (or their respective affiliates which are Primary Treasury Dealers (as defined below)), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States of America (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Governing law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee

Deutsche Bank Trust Company Americas is the Trustee under the Indenture, with its corporate trust office at 60 Wall Street, 24th Floor, Trust and Agency Services, New York, New York 10005.

We have customary banking relationships with the Trustee and its affiliates. In addition, the Trustee may serve as trustee for other debt securities issued by ExxonMobil from time to time.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following are the material U.S. federal income tax consequences of owning and disposing of Notes purchased in this offering at the applicable “price to public” indicated on the cover of this prospectus supplement and held as capital assets for U.S. federal income tax purposes.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including the potential application of the income accrual rules set forth in Section 451(b) of the Code, the alternative minimum tax and the Medicare contribution tax, and differing tax consequences that may apply if you are, for instance:

•	a financial institution;

•	a dealer or trader in securities;

•	holding Notes as part of a “straddle” or integrated transaction;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a partnership for U.S. federal income tax purposes;

•	a tax-exempt entity; or

•	a former citizen or resident of the United States.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partner and your activities.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. If you are considering the purchase of Notes, you should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax consequences to U.S. Holders

This section applies to you if you are a U.S. Holder. You are a U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of a Note and are:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Qualified reopening of Existing Notes

It is expected, and this discussion assumes, that the Additional Notes of each series will be issued in a “qualified reopening” of the Existing Notes of the relevant series for U.S. federal income tax purposes.

Accordingly, the Additional Notes of a series will be considered to have the same issue date and issue price as the Existing Notes of the relevant series and will be fungible with such Existing Notes for U.S. federal income tax purposes. However, depending on your purchase price, the Additional Notes may have bond premium or market discount (as discussed below under “—Amortizable bond premium” and “—Market discount”).

Payments of interest

Subject to the discussions below under “Pre-Acquisition Accrued Interest” and “Amortizable Bond Premium,” interest paid on a Note will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for federal income tax purposes. It is expected, and therefore this discussion assumes, that each series of the Notes will be issued without original issue discount for federal income tax purposes.

Pre-acquisition accrued interest

A portion of the price paid for the Additional Notes of a series will be allocable to upaid interest that accrued prior to their settlement date (“pre-acquisition accrued interest”). On the first interest payment date with respect to such series of Additional Notes, a portion of the interest received in an amount equal to the pre-acquisition accrued interest should be treated as a return of the pre-acquisition accrued interest and not as a payment of interest on an Additional Note. Amounts treated as a return of pre-acquisition accrued interest should not be taxable when received and should reduce your adjusted basis in an Additional Note.

Amortizable bond premium

If you purchase an Additional Note for an amount (disregarding any amount paid in respect of pre-acquisition accrued interest) in excess of the principal of such Additional Note, you will be considered to have purchased the Additional Note with amortizable bond premium. You generally may elect to amortize the bond premium over the remaining term of the Additional Note on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the Additional Note. Because of the optional redemption feature of the Additional Notes, however, special rules apply that may reduce or defer the amount of bond premium that may be amortized. An election to amortize bond premium applies to all debt obligations (other than debt obligations the interest on which is excludible from gross income) then owned or thereafter acquired and may be revoked only with the consent of the Internal Revenue Service (“IRS”).

Market discount

If you purchase an Additional Note for an amount (disregarding any amount paid in respect of pre-acquisition accrued interest) that is less than its principal amount, the amount of the difference generally will be treated as market discount for U.S. federal income tax purposes, unless this difference satisfies a de minimis test. If you purchase an Additional Note with market discount, you generally will be required to treat any principal payment or any gain on the sale or other taxable disposition of the Additional Note as ordinary income to the extent of the market discount accrued (on a straight-line basis or, at your election, on a constant yield basis, as discussed below) on the Additional Note at the time of the payment or disposition unless you have previously included this market discount in income. If you dispose of an Additional Note with market discount in one of certain nontaxable transactions, accrued market discount will be includible as ordinary income as if you had sold the Additional Note in a taxable transaction at its then fair market value. In addition, you may be required to defer, until the maturity of the Additional Note or its earlier disposition (including in one of certain nontaxable transactions), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry the Additional Note. Gain in excess of such accrued market discount will be subject to the capital gains rules described below.

You may make an election to include in income all interest that accrues on an Additional Note (including stated interest, market discount, and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium) in accordance with a constant-yield method based on the compounding of interest.

Sale or other taxable disposition of the Notes

Upon the sale or other taxable disposition of a Note, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in the Note. Subject to the discussion above under “—Pre-acquisition accrued interest,” your tax basis in a Note generally will equal its cost to you, reduced by any amortized bond premium and increased by any market discount previously included in income. For these purposes, the amount realized does not include any amount attributable to unpaid and accrued interest, which would be treated as ordinary income as described under “Payments of interest” above. Subject to the discussion above under “—Market discount,” gain or loss recognized on the sale or other taxable disposition of a Note will generally be capital gain or loss and will be long term capital gain or loss if you have held the Note for more than one year. The deductibility of capital losses is subject to limitations.

Backup withholding and information reporting

With certain exceptions, information returns will be filed with the IRS in connection with payments on the Notes and the proceeds from a sale or other disposition of the Notes. You may be subject to backup withholding on these payments if you fail to comply with certain certification procedures. Backup withholding is not an additional tax. The amount of any backup withholding will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Tax consequences to Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder. You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of a Note that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a Non-U.S. Holder for purposes of this discussion if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition or if you are a former citizen or former resident of the United States, in either of which cases you should consult your tax adviser regarding the U.S. federal income tax consequences of owning and disposing of a Note.

Payments on the Notes and dispositions of the Notes

Subject to the discussion below under “FATCA,” payments to you on a Note, and any gain you realize on a sale or exchange of your Notes, generally will not be subject to U.S. federal income tax or withholding tax, provided that (i) you certify on a properly executed IRS Form W-8 appropriate to your circumstances that you are not a United States person; and (ii) such amounts are not effectively connected with your conduct of a trade or business in the United States.

If interest or gain from a Note is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you), you will generally be taxed at regular graduated rates in the same manner as a U.S. Holder. In this case, you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax on interest. You should consult your tax adviser with respect to other U.S. tax consequences of owning and disposing of Notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments of interest on the Notes. Unless you comply with certification procedures to establish that you are not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of a Note, and you may be subject to backup withholding on payments on the Notes or on the proceeds from a sale or other disposition of the Notes. The certification of non-U.S. status on an IRS Form W-8 appropriate to your circumstances will satisfy the certification requirements necessary to avoid backup withholding as well. Backup wihtholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of interest on the Notes and (subject to the proposed Treasury Regulations discussed below) of the gross proceeds from the sale, exchange, redemption or other taxable disposition of the Notes to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. Under proposed Treasury Regulations (the preamble to which states that taxpayers may rely on them until final regulations are issued), this withholding tax will not apply to payments of gross proceeds from the sale, exchange, redemption or other taxable disposition of the Notes (other than any amount treated as interest income). An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). You should consult your tax adviser regarding the effects of FATCA on your investment in the Notes.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated as of the date of this prospectus supplement, the underwriters named below, for whom BofA Securities, Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as managers, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of the Notes of each series set forth opposite each underwriter’s name below:

Name of Underwriter	Principal Amount of 2023 Fixed Rate Notes	Principal Amount of 2025 Fixed Rate Notes	Principal Amount of 2030 Fixed Rate Notes	Principal Amount of 2040 Fixed Rate Notes	Principal Amount of 2051 Fixed Rate Notes
BofA Securities, Inc.	$720,500,000	$327,500,000	$524,000,000	$196,500,000	$720,500,000
Citigroup Global Markets Inc.	720,500,000	327,500,000	524,000,000	196,500,000	720,500,000
J.P. Morgan Securities LLC	720,500,000	327,500,000	524,000,000	196,500,000	720,500,000
Barclays Capital Inc.	119,167,000	54,166,000	86,667,000	32,500,000	119,167,000
HSBC Securities (USA) Inc.	119,167,000	54,167,000	86,666,000	32,500,000	119,166,000
Morgan Stanley & Co. LLC	119,166,000	54,167,000	86,667,000	32,499,000	119,167,000
BNP Paribas Securities Corp.	20,167,000	9,166,000	14,667,000	5,500,000	20,167,000
Deutsche Bank Securities Inc.	20,167,000	9,166,000	14,667,000	5,500,000	20,167,000
Mizuho Securities USA LLC	20,167,000	9,167,000	14,666,000	5,500,000	20,167,000
SG Americas Securities, LLC	20,167,000	9,167,000	14,666,000	5,500,000	20,166,000
Standard Chartered Bank	20,166,000	9,167,000	14,667,000	5,500,000	20,166,000
Wells Fargo Securities, LLC	20,166,000	9,167,000	14,667,000	5,499,000	20,167,000
Banca IMI S.p.A	10,000,000	4,545,000	7,273,000	2,727,000	10,000,000
Credit Agricole Securities (USA) Inc.	10,000,000	4,545,000	7,273,000	2,727,000	10,000,000
Goldman Sachs & Co. LLC	10,000,000	4,545,000	7,273,000	2,727,000	10,000,000
Loop Capital Markets LLC	10,000,000	4,545,000	7,273,000	2,727,000	10,000,000
RBC Capital Markets, LLC	10,000,000	4,546,000	7,273,000	2,727,000	10,000,000
Santander Investment Securities Inc.	10,000,000	4,546,000	7,273,000	2,727,000	10,000,000
Scotia Capital (USA) Inc.	10,000,000	4,545,000	7,273,000	2,728,000	10,000,000
Siebert Williams Shank & Co., LLC	10,000,000	4,545,000	7,273,000	2,728,000	10,000,000
SMBC Nikko Securities America, Inc.	10,000,000	4,546,000	7,272,000	2,728,000	10,000,000
The Standard Bank of South Africa Limited	10,000,000	4,546,000	7,272,000	2,728,000	10,000,000
U.S. Bancorp Investments, Inc.	10,000,000	4,546,000	7,272,000	2,728,000	10,000,000

Total:	$2,750,000,000	$1,250,000,000	$2,000,000,000	$750,000,000	$2,750,000,000

The underwriters are offering the Notes subject to their acceptance of the Notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the Notes offered by this prospectus supplement if any such Notes are taken.

The underwriters initially propose to offer part of the Notes directly to the public at the offering prices described on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer to certain dealers at prices that represent a concession not in excess of 0.070% of the principal amount of the 2023 Fixed Rate Notes, 0.080% of the principal amount of the 2025 Fixed Rate Notes, 0.120% of the principal amount of the 2030 Fixed Rate Notes, 0.200% of the principal amount of the 2040 Fixed Rate Notes and 0.250% of the principal amount of the 2051 Fixed Rate Notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.030% of the principal amount of the 2023 Fixed Rate Notes, 0.040% of the principal amount of the 2025 Fixed Rate Notes, 0.080% of the principal amount of the 2030 Fixed Rate Notes, 0.100% of the principal amount of the 2040 Fixed Rate Notes and 0.150% of the principal amount of the 2051 Fixed Rate Notes to certain other dealers. After the initial offering of the Notes, the underwriters may from time to time vary the offering prices and other selling terms.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the Notes.

Paid by ExxonMobil
Per 2023 Fixed Rate Note	0.100%
Per 2025 Fixed Rate Note	0.120%
Per 2030 Fixed Rate Note	0.200%
Per 2040 Fixed Rate Note	0.300%
Per 2051 Fixed Rate Note	0.425%

Total	$22,187,500

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

In connection with the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the Notes. Specifically, the underwriters may overallot in connection with the offering of the Notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase Notes in the open market to cover syndicate short positions or to stabilize the prices of the Notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Notes in the offering of the Notes, if the syndicate repurchases previously distributed Notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the Notes above independent market levels.

The underwriters are not required to engage in any of these activities, and may end any of them at any time. The 2023 Fixed Rate Notes, the 2030 Fixed Rate Notes and the 2051 Fixed Rate Notes are new issues of securities and there are currently no established trading markets for the Notes of such series. We have been advised by certain of the underwriters that they currently make a market in the Existing Notes of each series. We do not intend to apply for listings of the Notes on any securities exchange or for quotation on an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any markets for the Notes. The underwriters have advised us that they currently intend to make a market in the Notes of each series. However, they are not obligated to do so, and any market making with respect to the Notes may be discontinued at any time without notice.

Expenses associated with this offering to be paid by us, other than underwriting discounts and commissions, are estimated to be approximately $11.9 million.

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Standard Chartered Bank will not effect any offers or sales of any Notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

Selling restrictions

European Economic Area and United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of the Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

This prospectus supplement and the accompanying prospectus and any other material in relation to the Notes are only being distributed to and are only directed at persons in the United Kingdom that are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (ii) high net worth entities or other persons falling within Articles 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute them, all such persons together being referred to as “relevant persons.” The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, relevant persons. This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or their contents. The Notes are not being offered to the public in the United Kingdom.

In addition, each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services Markets Act of 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to ExxonMobil; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

VALIDITY OF THE NOTES

The validity of the Notes will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York and for the underwriters by Latham & Watkins LLP, Washington, District of Columbia. Lisa K. Bork, Esq., ExxonMobil’s Executive Counsel—Corporate, will issue an opinion concerning certain matters relating to laws of the State of New Jersey.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

ExxonMobil files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. The Securities and Exchange Commission maintains a website at http://www.sec.gov that contains reports, proxy statements and other information that ExxonMobil files electronically with the Securities and Exchange Commission.

The Securities and Exchange Commission allows ExxonMobil to “incorporate by reference” information into this document. This means that ExxonMobil can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus supplement and the accompanying prospectus incorporate by reference the document listed below and any future filings that ExxonMobil makes with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in the documents or filings that is deemed to have been furnished and not filed), prior to the termination of the offering of debt securities under this prospectus supplement.

Exxon Mobil Corporation Securities and Exchange Commission Filings	Period or date filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2019

Current Reports on Form 8-K	March 3, 2020, March 19, 2020 and April 7, 2020 (other than Item 7.01 and exhibits related thereto)

Definitive Proxy Statement on Schedule 14A	April 9, 2020

Documents incorporated by reference are available from the Securities and Exchange Commission at the website listed above or from ExxonMobil without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

Exxon Mobil Corporation

Treasurer’s Department—Planning and Financial Markets

Attn: Bondholder Services

5959 Las Colinas Boulevard

Irving, Texas 75039-2298

Telephone: (972) 940-6000

PROSPECTUS

Exxon Mobil Corporation

Debt Securities

We may offer debt securities from time to time. We may offer the debt securities in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus.

We urge you to carefully read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, which will describe the specific terms of these debt securities, before you make your investment decision.

Investing in these securities involves certain risks. See “Risk Factors” in our most recent annual report on Form 10-K, which is incorporated by reference herein, as well as in any other recently filed quarterly or current reports and, if any, in the relevant prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 10, 2020

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any related prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these debt securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the respective dates of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

The terms “ExxonMobil,” “the Company,” “we,” “us” and “our” refer to Exxon Mobil Corporation and its subsidiaries, unless otherwise stated or the context otherwise requires. However, in the “Description of Debt Securities” section of this prospectus, references to “the Company,” “we,” “us” and “our” are to Exxon Mobil Corporation only and not to any of its subsidiaries.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before deciding to invest in any of the debt securities being offered.

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

EXXON MOBIL CORPORATION

Exxon Mobil Corporation was incorporated in the State of New Jersey in 1882. Divisions and affiliated companies of ExxonMobil operate or market products in the United States and most other countries of the world. Their principal business involves exploration for, and production of, crude oil and natural gas and manufacture, trade, transport and sale of crude oil, natural gas, petroleum products, petrochemicals and a wide variety of specialty products. Affiliates of ExxonMobil conduct extensive research programs in support of these businesses.

Our principal offices are located at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298, and our telephone number is (972) 940-6000. We maintain a website at exxonmobil.com where general information about us is available. We are not incorporating the contents of the website or the information accessible through the website into this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the debt securities will be used for general corporate purposes. We may temporarily invest funds that are not immediately needed for these purposes in short-term investments, including, but not limited to, marketable securities.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of any debt securities offered and the extent, if any, to which such general provisions may apply to such offered debt securities will be described in the prospectus supplement relating to such offered debt securities. This prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered. In this section, the terms “the Company,” “we,” “us” and “our” refer to Exxon Mobil Corporation only and not to any of its subsidiaries.

The debt securities are to be issued under an Indenture (the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”). The form of the Indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. The following summary of certain general provisions of the Indenture and the debt securities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Indenture, including the definitions therein of certain terms. Unless otherwise defined herein, all capitalized terms in this section have the definitions ascribed to such terms in the Indenture. The terms of any supplemental indenture entered into or officer’s certificate delivered in connection with a particular issuance of debt securities will be described in the prospectus supplement relating to such offered debt securities.

References to “holders” in this section mean those who own debt securities registered in their own names, on the books that we or the applicable trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.

General

The Indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder. The debt securities may be issued from time to time in one or more series. Unless otherwise indicated in the prospectus supplement relating thereto, the debt securities will be unsecured and will rank pari passu with all other existing and future unsecured and unsubordinated indebtedness of the Company. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The Indenture does not limit the amount of other indebtedness or securities that may be issued by the Company.

Debt securities of a series will be issued in registered form (“Securities”) as specified in the terms of the series. Debt securities of a series may be issued in whole or in part in the form of one or more global securities (“Global Securities”) registered in the name of a depository or its nominee and, in such case, beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the designated depository and its participants.

Reference is made to the prospectus supplement relating to the particular series of debt securities offered thereby for the terms of the offered debt securities, including:

•	the title of the debt securities;

•	the aggregate principal amount;

•	the issue price expressed as a percentage of the aggregate principal amount;

•	the date or dates of maturity or the method of determination thereof;

•	the interest rate or rates (which may be fixed or floating) per annum, if any, or the method by which such interest rate or rates will be determined;

•	the date or dates any interest will commence accruing and be payable and the record dates for any interest payments;

•	the place or places where principal and any interest or premium will be paid;

•	the dates and redemption prices relating to any optional or mandatory redemption and other terms and conditions of any optional or mandatory redemptions;

•	any optional or mandatory sinking fund or analogous provisions;

•	the denominations of the debt securities if other than denominations of $2,000 and any higher integral multiples of $1,000;

•	the portion of the principal amount payable on declaration of acceleration of maturity or provable in bankruptcy, if other than the principal amount;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	any paying agents, transfer agents, registrars or other agents for a series of debt securities;

•

the currency or currencies, including composite currencies, of payment of the principal of (and premium, if any) and interest (if any) on the debt securities if other than the currency of the United States of America;

•	if applicable, the terms and conditions upon which the debt securities may be repayable prior to final maturity at the option of the holder thereof (which option may be conditional);

•

if the principal (and premium, if any) or interest, if any, are to be payable, at the election of the Company or any holder thereof, in a currency other than that in which the debt securities are stated to be payable, the period or periods within which, and the terms and conditions on which, such election may be made;

•

if the debt securities are to be denominated in a currency or currencies, including composite currencies, other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of the debt securities as outstanding securities under the Indenture;

•

if the amount of payments of principal of (and premium, if any), or portions thereof, or interest, if any, on the debt securities, may be determined with reference to an index, formula or other method, the manner of determining such amounts;

•	whether such debt securities are to be issued in temporary or permanent global form;

•	any restrictions or other provisions relating to the transfer or exchange of the debt securities;

•	the application, if any, of certain provisions of the Indenture relating to defeasance and discharge, and related conditions;

•	any events of default, if not set forth in the Indenture;

•	any restrictive covenants or other material terms relating thereto which may not be inconsistent with the Indenture; and

•	any applicable material United States federal income tax consequences.

Unless otherwise indicated in the prospectus supplement relating thereto, principal (and premium, if any) and interest will be payable and the Securities will be transferable at the office or agency maintained by us for such purpose. Payment of principal (and premium, if any) and interest on Global Securities registered in the name of or held by the depository or its nominee will be made in immediately available funds to the depository or its nominee, as the case may be, as the registered holder of such Global Security. If any of the debt securities is no longer represented by a Global Security, payment of interest on Securities may, at our option, be made by check mailed directly to holders at their registered addresses. See “Forms of Debt Securities.” No service charge will be made for any transfer or exchange of the debt securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

One or more series of the debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Material United States federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto.

The Company may at any time purchase debt securities at any price in the open market or otherwise. Debt securities so purchased by the Company may, at its sole option, be held, resold or surrendered to the Trustee for cancellation.

Covenants

Unless otherwise specified in any prospectus supplement, the Indenture will not contain any covenants that (i) limit the amount of indebtedness (including secured indebtedness) or lease obligations that may be incurred by the Company and its subsidiaries, or (ii) restrict the Company from entering into change of control transactions (other than as specified under “—Merger and Consolidation” below).

Merger and Consolidation

Unless otherwise provided in any prospectus supplement, the Company will covenant that it will not merge or sell, convey, transfer or lease its properties and assets substantially as an entirety unless the Company is the surviving corporation or the successor person is a person organized under the laws of the United States (including any state thereof and the District of Columbia) which expressly assumes the Company’s obligations on all the debt securities and under the Indenture and, after giving effect to such transaction, the Company or the successor person would not be in default under the Indenture.

Events of Default

The Indenture defines “Events of Default” with respect to the debt securities of any series as being one of the following events:

(i) default in the payment of any installment of interest on that series for 30 days after becoming due;

(ii) default in the payment of principal of (or premium, if any, on) that series when due;

(iii) default in the deposit of any sinking fund payment when due;

(iv) default in the performance or breach of any other covenant or warranty in the Indenture (other than a covenant included in the Indenture solely for the benefit of any series of debt securities other than that series) for 90 days after notice to us by the Trustee or to us and the Trustee by the holders of at least 25 percent in principal amount of the debt securities of all series affected;

(v) certain events of bankruptcy, insolvency or reorganization with respect to the Company; and

(vi) any other Event of Default provided with respect to debt securities of that series.

If an Event of Default shall occur and be continuing, either the Trustee or the holders of at least 25 percent in principal amount of the debt securities then outstanding of all series affected, voting as a single class, may declare the principal (or such portion thereof as may be specified in the prospectus supplement relating to any such series) of the debt securities of all such series to be due and payable. Under certain conditions, such a declaration may be annulled. Notwithstanding the foregoing, if an Event of Default pursuant to (v) above occurs with respect to the Company, the unpaid principal of, premium, if any, and any accrued and unpaid interest on all the debt securities shall become and be immediately due and payable without further action or notice on the part of the Trustee or any holder.

The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default actually known to one of its responsible officers, give the holders of debt securities notice of all uncured defaults actually known to one of its responsible officers (the term “default” to mean the events specified above without grace periods); provided, however, that, except in the case of default in the payment of principal of or interest on any debt security, the Trustee shall be fully protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of debt securities.

The Company will be required to furnish to the Trustee annually a statement by the principal financial officer, the principal executive officer or the principal accounting officer of the Company stating whether or not, to the best of his or her knowledge, the Company is in default in the performance and observance of any of the terms, provisions and conditions under the Indenture and, if the Company is in default, specifying each such default.

The holders of a majority in principal amount of the outstanding debt securities of all series affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the debt securities of such series, and to waive certain defaults with respect thereto. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of debt securities unless they shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

Modification of the Indenture

The Indenture may generally be modified or amended with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by the modification (voting as a single class); provided, however, that no such modification or amendment may be made, without the consent of the holder of each debt security affected, which would (i) reduce the principal amount of or the interest on any debt security, change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or the other terms of payment thereof, or (ii) reduce the above-stated percentage of debt securities, the consent of the holders of which is required to modify or amend the Indenture, or the percentage of debt securities of any series, the consent of the holders of which is required to waive compliance with certain provisions of the Indenture or to waive certain past defaults.

Without the consent of any holder of debt securities, the Company and the Trustee may enter into a supplemental indenture to amend the Indenture or the debt securities issued under that Indenture for any of the following purposes, among other things:

(a) to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture, as supplemented, and in the debt securities;

(b) to add to the covenants of the Company, for the benefit of the holders of all or any series of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power herein conferred upon the Company;

(c) to add any additional Events of Default;

(d) to permit the issuance of debt securities in uncertificated form, provided that any such action shall not adversely affect the interests of the holders of debt securities of any series in any material respect; or

(e) to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall become effective only with respect to debt securities not outstanding at the time of the execution of such supplemental indenture;

(f) to secure the debt securities;

(g) to establish the form or terms of debt securities of any series;

(h) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the debt securities of one or more series and/or to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee;

(i) to cure any ambiguity, to correct or supplement any provision of the Indenture, as supplemented, which may be defective or inconsistent with any other provision herein or to conform any provision applicable to debt securities of any series to the description of the terms of such debt securities in any prospectus supplement; or

(j) to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of the holders of debt securities of any series in any material respect.

Defeasance and Discharge

The Indenture provides that the Company may elect, with respect to the debt securities of any series, either:

(i) to terminate (and be deemed to have satisfied) any and all obligations in respect of such debt securities (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and, if so specified with respect to the debt securities of a certain series, to pay the principal of (and premium, if any) and interest, if any, on such specified debt securities and certain obligations owed to the Trustee (“legal defeasance”)); or

(ii) to be released from its obligations to comply with any restrictive covenants under the Indenture,

in either case after the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations (as defined in the Indenture) which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any (and interest, if any)), on and any mandatory sinking fund payments in respect of such debt securities on the stated maturity of such payments in accordance with the terms of the Indenture and such debt securities. Such a trust may be established only if, among other things, the Company has delivered to the Trustee an opinion of counsel (who may be counsel to the Company) to the effect that, based upon applicable U.S. federal income tax law or a ruling published by the U.S. Internal Revenue Service (which opinion must, in the case of legal defeasance, be based on a change in applicable U.S. federal income tax law after the date of the Indenture or a ruling published by the U.S. Internal Revenue Service after the date of the Indenture), such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to beneficial owners of such debt securities. For the avoidance of doubt, neither the Trustee nor any of its agents are responsible for determining the sufficiency of any amounts deposited in trust pursuant to a discharge or defeasance of any series of debt securities under the Indenture and neither the Trustee nor any of its agents shall have any obligation or liability whatsoever with respect to the sufficiency of such amounts.

The Indenture also provides that the Indenture shall cease to be of further effect with respect to any series of debt securities (except as to any surviving rights of registration of transfer or exchange of debt securities of such series), and the Trustee, at the expense of and upon written instruction by the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture as to such series, when

(a) either:

(i) all debt securities of such series theretofore authenticated and delivered (other than (i) debt securities which have been destroyed, lost or stolen and which have been replaced or paid as provided in the Indenture and (ii) debt securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in the Indenture) have been delivered to the Trustee for cancellation; or

(ii) all such debt securities of such series not theretofore delivered to the Trustee for cancellation:

(A) have become due and payable, or

(B) will become due and payable at their stated maturity (as defined in the Indenture) within one year of the date of deposit, or

(C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company,

and the Company, in the case of (A), (B) or (C) above, has deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount sufficient to pay and discharge the entire indebtedness on such debt securities not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest, if any, to the date of such deposit (in the case of debt securities which have become due and payable), or to the stated maturity or the redemption date, as the case may be;

(b) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company with respect to such series; and

(c) the Company has delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that, with respect to such series, all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

Deutsche Bank Trust Company Americas is the Trustee under the Indenture and will have been appointed by the Company as initial security registrar with regard to the debt securities. We will specify any material relationship we may have with the Trustee in the prospectus supplement. In addition, the Trustee may serve as trustee for other debt securities issued by the Company from time to time.

FORMS OF DEBT SECURITIES

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of debt securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the debt security, and in order to transfer or exchange these debt securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the definitive securities to the Trustee, security registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the debt securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered global securities

We may issue the registered debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the debt securities to be represented by registered global securities. Unless and until it is exchanged in whole for debt securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any debt securities to be represented by a registered global security will be described in the prospectus supplement relating to those debt securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the debt securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of debt securities take physical delivery of these debt securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the Indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities under the Indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of ExxonMobil, the Trustee, the security registrar or any other agent of ExxonMobil or agent of the Trustee or the security registrar will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the debt securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the debt securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue debt securities in definitive form in exchange for the registered global security that had been held by the depositary. Any debt securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant security registrar or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Euroclear and Clearstream

If the depositary for a global security is The Depository Trust Company, or “DTC,” you may hold interests in the global security through Clearstream Banking, société anonyme, which we refer to as “Clearstream,” or Euroclear Bank SA/NV, as operator of the Euroclear System, which we refer to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the debt securities through these systems and wish on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

PLAN OF DISTRIBUTION

ExxonMobil may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the debt securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such debt securities and the proceeds to be received by ExxonMobil, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the debt securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any debt securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of debt securities, if any are purchased.

We may sell the debt securities through agents from time to time. The prospectus supplement will name any agent of ours involved in the offer or sale of the debt securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the debt securities from ExxonMobil at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with ExxonMobil to indemnification by ExxonMobil against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for ExxonMobil and its affiliates in the ordinary course of business.

Each series of debt securities will be a new issue of securities and will have no established trading market. Any underwriters to whom debt securities are sold for public offering and sale may make a market in the debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The debt securities may or may not be listed on a national securities exchange.

WHERE YOU CAN FIND MORE INFORMATION

ExxonMobil files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. The Securities and Exchange Commission maintains a website at http://www.sec.gov that contains reports, proxy statements and other information that ExxonMobil files electronically with the Securities and Exchange Commission.

The Securities and Exchange Commission allows ExxonMobil to “incorporate by reference” information into this document. This means that ExxonMobil can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below and any future filings that ExxonMobil makes with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in the documents or filings that is deemed to have been furnished and not filed), prior to the termination of the offering of debt securities under this prospectus.

Exxon Mobil Corporation Securities and Exchange Commission Filings	Period or date filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2019

Current Reports on Form 8-K	March 3, 2020

Documents incorporated by reference are available from the Securities and Exchange Commission at the website listed above or from ExxonMobil without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

Exxon Mobil Corporation

Treasurer’s Department - Planning and Financial Markets

Attn: Bondholder Services

5959 Las Colinas Boulevard

Irving, Texas 75039-2298

Telephone: (972) 940-6000

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

Statements related to outlooks, projections, goals, targets, descriptions of strategic plans and objectives, and other statements of future events or conditions are forward-looking statements. Actual future results, including business and project plans, capacities, costs, and timing; capital spending; proceeds from asset sales; resource recoveries and production rates; asset carrying values; proved reserves; financing sources; the resolution of contingencies and uncertain tax positions; and the impact of new technologies, including to increase capital efficiency and production and to reduce greenhouse gas emissions, could differ materially due to a number of factors. These include global or regional changes in supply and demand for oil, gas, petrochemicals, feedstocks and other market conditions that impact prices and differentials; reservoir performance; the outcome of exploration projects and timely completion of development and construction projects; the impact of fiscal and commercial terms and the outcome of commercial negotiations or acquisitions; changes in law, taxes, or regulation including environmental regulations, and timely granting of governmental permits; war, trade agreements, shipping blockades or harassment, and other political, public health or security disturbances; opportunities for and regulatory approval of potential investments or divestments; the actions of competitors; the capture of efficiencies between business lines; unforeseen technical or operating difficulties; unexpected technological developments; the ability to bring new technologies to commercial scale on a cost-competitive basis, including large-scale hydraulic fracturing projects; general economic conditions including the occurrence and duration of economic recessions; the results of research programs; and other factors discussed in Item 1A of ExxonMobil’s 2019 Form 10-K. We assume no duty to update these statements as of any future date.

VALIDITY OF THE DEBT SECURITIES

The validity of the debt securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP, New York, New York. Lisa K. Bork, Esq., ExxonMobil’s Executive Counsel – Corporate, will issue an opinion concerning certain matters relating to laws of the State of New Jersey.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$9,500,000,000

$2,750,000,000 1.571% Notes due 2023

$1,250,000,000 2.992% Notes due 2025

$2,000,000,000 2.610% Notes due 2030

$750,000,000 4.227% Notes due 2040

$2,750,000,000 3.452% Notes due 2051

Joint Book-Running Managers

BofA Securities	Citigroup	J.P. Morgan

Barclays	HSBC	Morgan Stanley

Co-Managers

BNP PARIBAS	Deutsche Bank Securities	Mizuho Securities	SOCIETE GENERALE	Standard Chartered Bank	Wells Fargo Securities

Banca IMI	Credit Agricole CIB	Goldman Sachs & Co. LLC	Loop Capital Markets	RBC Capital Markets	Santander	Scotiabank	Siebert Williams Shank	SMBC Nikko	Standard Bank	US Bancorp

April 13, 2020